Home Equity Loan-Backed Term Notes, GMACM Series 2003-HE1
	Payment Date	12/26/2003

Servicing Certificate	Group 1
Beginning Pool Balance	497,152,803.47
Beginning PFA	0.00
Ending Pool Balance	501,452,042.51
Ending PFA Balance	-
Principal Collections	23,782,261.10
Principal Draws	12,881,521.46
Net Principal Collections	-
Active Loan Count	17,819

Interest Collections	1,852,648.44

Additional Mortgage Loans - Revolving Period	15,199,978.68
Additional Mortgage Loans - Due to Funding Event	0.00

Net WAC Rate	4.84325%
Substitution Adjustment Amount	0.00

Excess Cash	1,237,536.33

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	200,000,000.00	200,000,000.00	1.0000000	0.00	208,173.61	0.00	39.20%	1.209%
Class A-2	150,000,000.00	150,000,000.00	1.0000000	0.00	161,296.88	0.00	29.40%	1.249%
Class A-3	160,236,000.00	160,236,000.00	1.0000000	0.00	193,000.92	0.00	31.40%	1.399%
Variable Pay Revolving Notes	3,132,181.20	1,894,644.87	0.1606448	1,237,536.33	3,826.59	0.00	0.37%	1.419%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	(568,181.20)
Overcollateralization Amount Increase (Decrease)	1,237,536.33
Outstanding Overcollateralization Amount	669,355.13
Target Overcollateralization Amount	2,564,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,316,650.06		64	0.46%
Delinquent Loans (60 Days)*	243,075.28		16	0.05%
Delinquent Loans (90 Days)*	41,539.37		5	0.01%
Delinquent Loans (120 Days)*	24,285.28		2	0.00%
Delinquent Loans (150 Days)*	10,000.00		2	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Bankruptcy	174,623.77		5	0.03%
Foreclosures	100,000.00		1	0.02%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	53,777.71
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	53,777.71	0.01%

	Recovery To-Date
Beginning Recovery Amount	0.00
Current Month Recovery Amount	0.00
Ending Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance transferred to funding account	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	15,647,196.53
Deposit to Funding Account	10,900,739.64
Excess Of Draws over Principal Collections	0.00
Payment for Additional Purchases	15,199,978.68
Prefunding balance sent to Funding account	0.00
Add Variable Funding Note	0.00
Ending Funding Account Balance as of Payment Date	11,347,957.49
Interest earned for Collection Period	383.67
Interest withdrawn related to prior Collection Period	353.50

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-

Bullet Termination Events	Yes/No
1) Term Notes have been downgraded below AAA/Aaa by S&P
and Moodys, respectively	No

2) Trust failed to receive advance of funds from VPRN holder
or failed to issue and sell an additional VPRN	No

3) Enhancer Default has occurred and is continuing	No

4-A) For 3 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 30% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

4-B) For 6 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 20% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

Funding Event	Yes/No
Reserve Sub-Account balance is more than $2,000,000, provided that the
Note Balance of the VPRN has been reduced to zero and the
Overcollateralization Target Amount has been met.	No